EXHIBIT 99.1

Bitstream Inc. Reports Second Quarter 2003 Results

Highlights include the first consolidated operating profit since the third quarter of 1998, the first Pageflex operating profit since its inception, and an increase in consolidated revenue of $539,000 or 24.4% as compared to the quarter ended June 30, 2002

CAMBRIDGE, MA—(Business Wire)—August 4, 2003—Bitstream Inc. (Nasdaq: BITS) today reported that revenue increased $539,000 or 24.4% to $2,752,000 for the three months ended June 30, 2003 as compared to $2,213,000 for the three months ended June 30, 2002. The Company’s net income for the three months ended June 30, 2003 was $132,000, or $0.01 per diluted share, an increase of $425,000 or 145.1% as compared to a loss of $(293,000) or $(0.04) per share for the three months ended June 30, 2002. During the same periods, cost of revenue increased $135,000 or 23.0% to $722,000 due to an increase of $205,000 in costs primarily consisting of royalties to third party foundries incurred by the Company’s MyFonts business segment offset by decreases for the Company’s other segments. Operating expenses for the three months ended June 30, 2003 were $1,990,000, an increase of $48,000 or 2.5% from $1,942,000 for the three months ended June 30, 2002. The increase in operating expenses was attributable to increases in marketing and sales expenses in all three of the Company’s business segments. Income from operations for the three months ended June 30, 2003 was $40,000, an increase of $356,000 from an operating loss of $(316,000) for the three months ended June 30, 2002. Prior to the quarter ended June 30, 2003, Bitstream had not generated income from operations on a quarterly basis since the quarter ended September 30, 1998. The Company’s cash and cash equivalents for the three months ended June 30, 2003 decreased $339,000 to $3,647,000 as compared to $3,986,000 at March 31, 2003.

Other income for the three months ended June 30, 2003 included a $99,000 gain on the Company’s investment in DiamondSoft, Inc. The $99,000 represents the Company’s 31.7% share of DiamondSoft’s net income for the quarter ended June 30, 2003. On July 1, 2003, in connection with the acquisition of DiamondSoft by Extensis, a wholly owned subsidiary of Celartem Technology USA, Inc., Bitstream sold its shares in DiamondSoft to Extensis in a cash transaction resulting in a gain on Bitstream’s investment in an amount to be determined in the third quarter of 2003. Bitstream also received approximately $1,340,000 in cash from this transaction in early July 2003, in addition to benefiting from the release in June 2003 of $300,000, which had guaranteed a DiamondSoft line of credit.

“Consolidated revenue increased $720,000 or 35.4% as compared to the first quarter of 2003 while net income was $132,000, an increase of $1,049,000, as compared to a net loss of $(917,000) for the first quarter of 2003,” said Charles Ying, Chief Executive Officer. “We are extremely pleased with the Company’s second quarter results. In addition to increasing revenue, we achieved operational profitability for the Company as a whole, the Type segment and, for the first time since its inception, the Pageflex segment. Immediately following the end of the quarter, we also increased our cash position by approximately $1.3 million through the sale of our investment in DiamondSoft and will also benefit from a gain in the sale of this investment during the third quarter of 2003.”

Bitstream is composed of three different businesses: (1) its type and type technology business, which currently generates revenue primarily from the licensing of font rendering software and fonts to the embedded, set-top box, wireless device and information appliance markets, but has more recently focused its product development efforts on a leading-edge browser for handheld devices named ThunderHawk™ (“Type”); (2) its MyFonts.com business, which generates revenue from its Web site, Myfonts.com, as well as from providing its database technology for other sites including Bitstream.com. Myfonts.com was the first e-commerce site to aggregate fonts from multiple vendors on one easy-to-use Web site (“MyFonts”); and (3) its Pageflex business, which generates revenue from on-demand marketing and composition solutions such as Mpower™, an enterprise solution that allows companies to dynamically create customized and personalized business documents driven from the web and marketing databases, Persona™, a variable data desktop publishing application designed to produce personalized documents, and .EDIT™, a java-browser-based interactive WYSIWYG composition software that presents the user with templates that can be customized. (“Pageflex”) The performance of each business segment is discussed in greater detail below.

Type Results

Type revenue for the three months ended June 30, 2003 was $1,150,000, a decrease of $39,000 or 3.3% as compared to $1,189,000 for the three months ended June 30, 2002. Cost of revenue decreased $67,000 or 28.8% to $166,000 for the three months ended June 30, 2003 from $233,000 for the three months ended June 30, 2002. This decrease was primarily due to a $90,000 decrease in third party royalties and other costs of licenses, partially offset by an increase in costs attributable to the establishment of a customer support infrastructure for the Company’s ThunderHawk product. Consequently, Type gross profit increased by $28,000 or 2.9% from $956,000 for the three months ended June 30, 2002 to $984,000 for the three months ended June 30, 2003. Operating expenses for the three months ended June 30, 2003 decreased $34,000 or 3.4% to $962,000 as compared to $996,000 for the three months ended June 30, 2002. This decrease was primarily attributable to a decrease in research and development expenses related to the Company’s type technology products. Income from operations for the Company’s Type business segment increased $62,000 to $22,000 for the three months ended June 30, 2003, as compared to a loss from operations of $(40,000) for the three months ended June 30, 2002.

“We are delighted that the Company’s original type and type technology products were able to generate $386,000 of operating profit for the three months ended June 30, 2003, of which $364,000 was invested in research and development on the end-user and enterprise versions of our ThunderHawk browser and to increase marketing and sales activities related to these products. We are optimistic that we will close our first sale of the Enterprise Edition of the ThunderHawk browser during the third quarter of 2003,” said Anna M. Chagnon, President and Chief Operating Officer. “During the quarter ended June 30, 2003 we renewed major set top box placements including a license with Microsoft for its MSN® TV service, continued negotiation on royalties for our first Font Fusion license with a major cell phone manufacturer, and licensed our font technology and fonts to over 62 OEM customers. During the quarter, we had 4,800 user registrations for the

ThunderHawk end-user version bringing the total to date to over 14,800. This represents a 50% increase over the number of registrations during the first quarter of 2003 and the highest quarterly volume of ThunderHawk downloads since the launch of the free trial period. We believe that this is an indication of a recent increase in the market for browsers for Pocket PC devices. We also had 298 new subscribers during the quarter ended June 30, 2003, which brought the total subscribers for the end-user version of ThunderHawk to date to over 1,000. Additionally, we entered into discussions with several new corporate accounts and we have learned that many of these accounts have allocated funding for pilot programs in their 2003 budgets. To improve the appeal of ThunderHawk to the corporate market, we focused our development efforts on increased device support, a new Enterprise Edition, better scalability, increased functionality, and on creating the prototype for a cell phone version of ThunderHawk, which was completed during the quarter. With the release of ThunderHawk 1.07, we believe we have a corporate version that will address the needs of the mobile workforce by allowing them to access data through ThunderHawk from their PocketPCs. We also have continued our discussions with nine wireless carriers concerning potential strategic relationships and currently have four wireless carriers testing the latest version of the technology and three new carriers interested in viewing the prototype of the ThunderHawk cell phone version. The feedback from these carriers has prompted us to improve the server infrastructure and scalability of ThunderHawk with the release of 1.07 as we work towards achieving our goal of providing the killer application for the world of 3G wireless technology.”

MyFonts Results

MyFonts revenue increased $276,000 or 83.4% to $607,000 for the three months ended June 30, 2003 as compared to $331,000 for the three months ended June 30, 2002. Cost of revenue, which primarily represents royalties paid to foundries whose products MyFonts resells, increased $205,000 or 75.9% to $475,000 for the three months ended June 30, 2003 as compared to $270,000 for the three months ended June 30, 2002. Operating expenses for the three months ended June 30, 2003 increased $25,000 or 16.7% to $175,000 from $150,000 for the three months ended June 30, 2002. Loss from operations for the MyFonts business decreased $46,000 or 51.7% to $(43,000) for the three months ended June 30, 2003 as compared to $(89,000) for the three months ended June 30, 2002.

“MyFonts continued to grow revenue during the second quarter, increasing revenue $89,000 or 17.2% to $607,000 as compared to $518,000 for the first quarter of 2003” said John Collins, Vice President and Chief Technology Officer. “MyFonts also decreased its operating loss by $39,000 or 47.6% to $(43,000) for the quarter ended June 30, 2003 from a loss of $(82,000) for the quarter ended March 31, 2003. During the second quarter, MyFonts.com acquired over 22,000 new users bringing the total as of June 30, 2003 to 118,000 registered users. During the quarter, over 30% of orders were placed by users who had previously purchased fonts from MyFonts.com. MyFonts.com has over 130 foundries, large and small, working with MyFonts.com to offer their fonts for sale. This represents an aggregate collection of over 28,000 fonts allowing us to serve the needs of a wide variety of customers, including those who have never purchased a font before. During the first quarter, we also began selling font collections from several foundries on CDs to increase our product offering and provide revenue growth. We now offer 50 CDs from six foundries for sale on the site.”

Pageflex Results

Revenue from the Company’s Pageflex business increased $302,000 or 43.6% to $995,000 for the three months ended June 30, 2003 from $693,000 for the three months ended June 30, 2002. Cost of revenue for the three months ended June 30, 2003 decreased $3,000 or 3.6% to $81,000 from $84,000 for the three months ended June 30, 2002. Operating expenses for the three months ended June 30, 2003 increased $57,000 or 7.2% to $853,000 from $796,000 for the three months ended June 30, 2002. Consequently Pageflex recognized its first quarterly operating profit. Income from operations was $61,000 for the three months ended June 30, 2003, an increase of $248,000 from an operating loss of $(187,000) for the three months ended June 30, 2002.

“We are very excited that Pageflex has attained its first ever quarterly operating profit in the second quarter of 2003,” said David Frenkel, General Manager of Pageflex. “Revenue increased by $337,000 or 51.2% to $995,000 for the quarter ended June 30, 2003 as compared to $658,000 for the quarter ended March 31, 2003. This increase in revenue comes from a combination of new adopters and increased license purchases from current users. The increase in revenue and a decrease in operating expenses of $107,000 or 11.1% as compared to the first quarter of 2003 combined to increase Pageflex’s operating profit by $450,000 to $61,000 for the three months ended June 30, 2003 as compared to a loss of $(389,000) for the three months ended March 31, 2003. During the quarter ended June 30, 2003 we had six new placements of .EDIT and Mpower to corporations, bringing the total number of Pageflex customers to over 85 and we also signed agreements with three new resellers that are committed to creating a business based on sales of our products. We believe that we hold a significant advantage in the emerging Web-top publishing market and that revenue in the coming quarters will continue to grow.”

Today, August 4, 2003, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its second quarter results. Interested participants should call (800) 231-5571 no sooner than ten minutes before the call begins and ask the operator for the Bitstream Inc. earnings release call. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please call the Liolios Group at (949) 574-3860. There will also be an Internet Simulcast (Windows Media Player needed for simulcast. Simulcast is voice only) at: www.viavid.net/detailpage.aspx?sid=00001640. A replay of the conference call will be available until August 11, 2003 at: (877) 519-4471, enter the playback pass code (4089465) to access the replay. For Internet Simulcast replay see the link above.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2002.

Bitstream Inc.

Bitstream Inc. (Nasdaq:BITS) is the leading developer of font technology, digital fonts, and custom font designs. Bitstream licenses its award-winning TrueDoc® and Font Fusion™ technologies to Web and application developers, and to manufacturers of information appliances, wireless and handheld devices, set-top boxes, embedded systems, and printers. Setting the standard for excellence in font technology, Bitstream holds numerous key patents that cover the creation of portable fonts for the Internet. Building on this experience, Bitstream has released ThunderHawk™, a full-featured browser for the wireless Web.

MyFonts.com

MyFonts.com, Inc., a venture funded by Bitstream Inc. and established as a wholly owned subsidiary in 1999, is a showcase of the world’s fonts available from one easy-to-use Internet portal. It provides the largest collection of fonts ever assembled for on-line delivery, and offers easy ways to find and purchase fonts on-line, unique typographic resources, and a forum for interacting with font experts. For more information, visit http://www.myfonts.com, the Web site for finding, trying, and buying fonts on line.

Pageflex, Inc.

Pageflex (www.pageflexinc.com) is the pioneer of a new direction in composition software: Web-top publishing. Moving beyond desktop publishing, Pageflex Web-top publishing software helps novice users create high-quality printed products using intelligent, flexible templates, without installing or learning any new software. Pageflex templates are intelligent and flexible because professional designers can set rules to define which elements can change, how much they can change, and who can change them. Pageflex products maintain corporate identity and design integrity while enabling sophisticated customization of documents. Pageflex also leads the field in variable-data composition software for both enterprise and desktop.

Pageflex software is used for a wide variety of applications, including on-demand marketing materials, stationery and business cards, advertising, catalogs, and personalized digital printing. Pageflex products are distributed through original equipment manufacturers (OEMs), value added resellers (VARs), application service providers (ASPs), and system integrators (SIs). The Pageflex worldwide customer base includes manufacturers, service providers, advertising agencies, commercial printers, graphic design houses, and ASPs. Users of Pageflex products include Xerox, IBM, Ford, EFI, Coldwell Banker, Wunderman, Valassis, Consolidated Graphics, Newgen Results, USA Mail-Well, httprint, Moore Wallace, and Spire.

Bitstream and TrueDoc are registered trademarks and Font Fusion and ThunderHawk are trademarks of Bitstream Inc. Pageflex, Mpower, .EDIT and NuDoc are trademarks of Pageflex, Inc., a wholly-owned subsidiary of Bitstream Inc. MyFonts.com is a trademark of MyFonts.com, Inc., a wholly-owned subsidiary of Bitstream Inc. All other trademarks mentioned are for identification purposes only and may be trademarks of their respective owners.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Software license	$2,486	$1,949	$4,230	$3,785
Services	266	264	554	561

Total revenue	2,752	2,213	4,784	4,346

Cost of revenue:
Software license	608	496	1,147	808
Services	114	91	251	194

Total cost of revenue	722	587	1,398	1,002

Gross profit	2,030	1,626	3,386	3,344

Operating expenses:
Marketing and selling	605	532	1,325	1,127
Research and development	959	991	2,002	1,950
General and administrative	426	419	998	761

Total operating expenses	1,990	1,942	4,325	3,838

Income (loss) from operations	40	(316)	(939)	(494)

Other income (expense):
Income (loss) on investment in DiamondSoft, Inc.	99	43	192	42
Other income (loss), net	21	19	11	42

Income (loss) before income taxes	160	(254)	(736)	(410)
Provision for income taxes	28	39	49	70

Net income (loss)	$132	$(293)	$(785)	$(480)

Basic net income (loss) per share	$0.02	$(0.04)	$(0.09)	$(0.06)

Diluted net income (loss) per share	$0.01	$(0.04)	$(0.09)	$(0.06)

Basic weighted average shares outstanding	8,349	8,313	8,349	8,309

Diluted weighted average shares outstanding	8,901	8,313	8,349	8,309

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
ASSETS	2003	2002
Current assets:
Cash and cash equivalents	$3,647	$4,828
Accounts receivable, net	1,229	602
Prepaid expenses and other current assets	135	112
Income tax receivable	—	134

Total current assets	5,011	5,676

Property and equipment, net	220	271

Other assets:
Restricted cash	—	300
Goodwill	727	727
Investment in DiamondSoft, Inc.	940	748
Intangible assets	218	236
Other assets	1	6

Total other assets	1,886	2,017

Total assets	$7,117	$7,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$363	$245
Accrued expenses	934	1,046
Current portion of deferred revenue	605	667

Total current liabilities	1,902	1,958

Long-term deferred revenue	—	6

Total liabilities	1,902	1,964

Total stockholders’ equity	5,215	6,000

Total liabilities and stockholders’ equity	$7,117	$7,964

Contact:

Anna M. Chagnon, President and Chief Operating Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com